The Directors
Hertal Acquisitions plc
30 Herbert Street

Dublin 2

                                                                 3 February 2003

Re:  Hertal Acquisitions plc

Dear Sirs

We report on the financial information set out below. This financial information has been prepared for inclusion in the Offer Document dated 3 February 2003 of Hertal.

Terms defined in the Offer Document have the same meaning when used in this letter.

Basis of Preparation

The financial information set out below is based on the financial statements of Hertal from incorporation to 31 December 2002 to which no adjustments were considered necessary.

Responsibility

Such financial statements are the responsibility of the directors of Hertal.

The persons set out in paragraph 1 of Appendix IV to the Offer Document are responsible for the contents of the Offer Document in which this report is included.

It is our responsibility to compile the financial information set out in our report, to form an opinion on the financial information and to report our opinion to you.

Basis of Opinion

We conducted our work in accordance with the Statements of Investment Circular Reporting Standards issued by the Auditing Practices Board. Our work included an assessment of evidence relevant to the amounts and disclosures in the financial information. It also included an assessment of significant estimates and judgements made by those responsible for the preparation of the financial statements underlying the financial information and whether the accounting policies are appropriate to the entity's circumstances, consistently applied and adequately disclosed.

We planned and performed our work so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial information is free from material misstatement whether caused by fraud or other irregularity or error.

Opinion

In our opinion the financial information gives, for the purposes of the Offer Document, a true and fair view of the state of the affairs of Hertal as at 31 December 2002.

                      Balance Sheet as at 31 December 2002

                                                 Note          (euro)

Current Assets

Called up share capital not paid                  4            28,570
Cash in hand                                                    9,530
                                                               ------
Net Assets                                                     38,100

Capital and Reserves

Called-up share capital                           4            38,100
Profit and loss account                                             -
                                                               ------
Shareholders' funds - equity                                   38,100

Notes

1.   Incorporation and Change of Name

     The company, Volponi plc, was incorporated on 20 November 2002 and changed its name to Hertal Acquisitions plc on 12 December 2002.

2.   Profit and Loss Account

     During the financial period from incorporation on 20 November 2002 to 31 December 2002, Hertal had not traded and had received no income and incurred no expenditure. Consequently, during this period Hertal made neither a profit or a loss. The closing balance on the cumulative profit and loss account is (euro)nil. Additionally, Hertal had no other gains or losses during that period. Hertal has not traded since the date of its incorporation, nor has it entered into any obligations other than in connection with the Offer and the financing of the Offer.

3.   Basis of Preparation

     The financial statements are prepared in accordance with generally accepted accounting principles under the historical cost convention and comply with financial reporting standards of the Accounting Standards Board, as promulgated by the Association of Chartered Certified Accountants.

4.   Share Capital

     Authorised

     100,000,000 ordinary shares of(euro)1 each     100,000,000

     Allotted

     38,100 ordinary shares of(euro)1 each               38,100

     On 20 November 2002 Hertal issued 7 ordinary shares of (euro)1.00 each for cash to the subscribers to its memorandum of association.

     On 11 December 2002 Hertal issued 38,093 ordinary shares of (euro)1.00 each to Barry O'Callaghan paid up as to one quarter.

5.   Subsidiary Undertakings

     The company has one subsidiary undertaking, Hertal Investments, which was incorporated on 17 December 2002 and did not trade in the period to 31 December 2002. Hertal Investments has an issued share capital of 1,000 ordinary shares of UK(pound)1 each. Its registered office is 10 Norwich Street, London, EC4A 1BD.

6.   Post Balance Sheet Events

     On 17 January 2003 Hertal passed a number of resolutions to amend the authorised and issued share capital.

     On 3 February 2003 pursuant to the Acquisition Agreements, Hertal issued ordinary shares to each of Barry O'Callaghan, Patrick McDonagh and Lifetime Learning Limited.

     Details of these resolutions, the Acquisition Agreements and the current share capital of Hertal are set out at paragraph 3 of Part A of Appendix II to the Offer Document.

Subsequent to the year end the board of directors of Hertal and the Independent Directors announced that they had reached agreement on the terms of a recommended pre-conditional cash offer with a partial share alternative to be made by Goodbody Corporate Finance and JPMorgan on behalf of Hertal and (inside the United States) by Hertal, for the entire issued and to be issued share capital of Riverdeep (other than those Riverdeep Shares beneficially owned by Hertal on the date of despatch of the Offer Document).

Yours faithfully

/s/ KPMG
KPMG

Chartered Accountants
Registered Auditors